Exhibit 10.1

PERSONAL AND CONFIDENTIAL

May 25, 2019

Eric T. Kalamaras

Re: Retention and Separation Plan

Dear Eric:

As you know, American Midstream Partners, LP (the “Partnership”) is in the process of transition. We want you to know that your continued employment with American Midstream GP, LLC (the “Company”) through certain transition activities is very important. We are offering you this Retention and Separation Plan (“Plan”) that will provide certain transition benefits in exchange for your continued employment and support of certain duties listed below through December 31, 2019 (the “Target Separation Date”). Unless your employment has terminated on an earlier date, your employment will automatically terminate on the Target Separation Date.

1. Severance Eligibility. You will be entitled to receive the benefits outlined in Section 2 of this letter if (i) you experience a Qualifying Termination Event (as defined below), (ii) you continue to faithfully perform your duties and remain in good standing with the Company and its subsidiaries through the date of such Qualifying Termination Event (including supporting the go private transaction and the extension or refinancing of the Company’s senior secured credit facility), and (iii) you execute (and do not revoke) the release described in Section 4 of this letter.

(a)	Qualifying Termination Events: The term “Qualifying Termination Event” means that your employment with the Company is terminated:

(i)

(A) by the Company for any reason other than those enumerated in Paragraph (ii), below or by you for Good Reason (as defined below), in each case, prior to the Target Separation Date, (B) automatically on the Target Separation Date, or (C) due to your death or disability prior to the Target Separation Date.

(ii)

A Qualifying Termination Event shall not include any termination by the Company in circumstances in which you have (A) engaged in willful misconduct in the performance of the duties required of you resulting in a material detriment to the Company; (B) unlawfully used (including being under the influence of) or possessed illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing your duties or responsibilities; (C) committed a material act of fraud or embezzlement against the Company, its affiliates, or any of their respective equityholders; (D) been convicted of (or pleaded guilty or no contest to) a felony, other than a non-injury vehicular offence, that could be reasonably expected to reflect unfavorably and materially on the Company; or (E) materially breached or violated any material provision of any agreement with the Company or violated any material provision of any material Company written company policy.

(iii)

As used in this Plan, “Good Reason” shall mean (a) a material adverse alteration in your responsibilities, duties, authority, compensation or title, (b) your assignment to a principal office or work place located beyond a 50-mile radius of the Company’s Houston corporate offices, or (c) the Company’s material breach of any provision of this Plan, in each case, without your written consent.

2103 CityWest Blvd. Building #4, Suite 800, Houston, TX 77042 • Office: (346) 241-3400 • Fax: (713) 278-8870

www.americanmidstream.com

2. Separation Benefits. Following a Qualifying Termination Event, you will receive the following benefits:

(a)

Cash Severance: Cash lump sum payment equal to (i) any accrued and unpaid salary and paid time off through the date of termination, (ii) twelve (12) months’ base salary, plus (iii) your pro-rated current year annual cash bonus for the year of termination (current year annual target STIP is 90%), provided that if the Qualifying Termination Event occurs on or after the date that is 30 days following the closing of the Partnership’s take-private transaction as described on its recently filed transaction statement on Schedule 13E-3, together with the substantial completion of an extension or refinancing of the Company’s senior secured credit facility, as reasonably determined by the Company, (the “Early Separation Date”), you will be paid 100% of your current year annual cash bonus. For purposes of clause (iii) of this Section 2(a) and provided the Qualifying Termination Event occurs prior to the Early Separation Date, your annual bonus will be calculated and pro-rated for the number of months worked during the calendar year as if all goals for a target bonus have been achieved (i.e., if you were terminated on July 1 of any year, your pro-rated bonus amount would be 50% of annual target).

(b)

Long Term Incentive Awards: All phantom units or other long-term incentive awards that you hold as of the date of this Plan shall be vested as of the date of a Qualifying Termination Event, provided that the Company will settle the vesting of any such awards in cash, rather than common units, at a settlement price of $5.25 per unit.

(c)	Cash Retention Award Associated with Time-Based Phantom Units: All unvested amounts of the Company’s one-time $6 per unit cash retention bonus shall automatically vest.

(d)

COBRA: The Company agrees to provide you with a supplement to medical and dental benefits coverage under COBRA, for a period of up to twelve (12) months from the date of the Qualifying Termination Event. Such coverage shall be included in and part of your maximum COBRA entitlement due to this qualifying event. You acknowledge and agree that you will continue to be responsible for your portion of current premiums for yourself and any dependent coverage elected under COBRA.[1] In the event you fail elect COBRA continuation coverage or to timely pay your portion of the above premiums, the Company shall be entitled to cancel the employer’s portion of your coverage under COBRA due to your nonpayment. Notwithstanding anything to the contrary herein, the Company may modify the continuation coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

3. Location. You shall be entitled to work remotely during the term of this Plan as reasonably appropriate while performing the duties described in Section 1 above.

2103 CityWest Blvd. Building #4, Suite 800, Houston, TX 77042 • Office: (346) 241-3400 • Fax: (713) 278-8870

www.americanmidstream.com

4. Timing and Calculation of Payment; Withholding. The cash amounts described above will be paid no later than the Company’s next regularly scheduled payroll date following the “Effective Date” (as defined in Exhibit A); provided, that such payments will be paid to you no later than March 15, 2020. References to “base salary” shall be understood to refer to your base salary in effect at time of termination. The Company may withhold all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

5. Release. Upon any Qualifying Termination Event, you will execute a separation and release agreement in the form attached as Exhibit A. If you do not execute such separation and release agreement, or you revoke the separation and release agreement following its execution, you will not be entitled to receive any separation payments or benefits under this Plan. If the period of time for you to consider the release begins in one calendar year and ends in the next calendar year, the payments provided herein will be made in the second calendar year even if you execute the release and such release becomes irrevocable in the first calendar year.

6. Complete Plan. This Plan, including Exhibit A attached hereto, embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

7. Code Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

Please be aware that this letter agreement does not constitute an offer or guarantee of employment with the Company or any of its subsidiaries. Please indicate your agreement to the terms set forth herein by executing this letter in the space provided below.

Very truly yours,

American Midstream Partners, LP
By its general partner, American Midstream GP, LLC

By:	/s/ Louis J. Dorey
Name:	Louis J. Dorey
Date:	May 25, 2019

Accepted and Agreed:

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Date:	May 25, 2019

2103 CityWest Blvd. Building #4, Suite 800, Houston, TX 77042 • Office: (346) 241-3400 • Fax: (713) 278-8870

www.americanmidstream.com

Exhibit A

SEPARATION AGREEMENT AND RELEASE2

THIS SEPARATION AGREEMENT AND RELEASE (“Separation Agreement’’) is entered into by and between American Midstream Partners GP, LLC (the “Company’’) and Eric T. Kalamaras (“Employee”).

In consideration of the mutual promises set forth in this Separation Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1. Termination of Employment. Employee’s employment with the Company is terminated as of [ ].

2. Severance Payment. In exchange for Employee’s commitments as outlined in this Separation Agreement, including but not limited to Employee’s release of claims, the Company shall pay Employee the separation payments and benefits provided for and described in Section 2 of that certain Retention and Separation Plan dated May 14, 2019, by and between the Employee and the Company (the “Plan”), less applicable federal, state, and local withholdings, taxes and any other deductions required by law (the “Severance Payments”) no later than the Company’s next regularly scheduled payroll date following the Effective Date of this Separation Agreement.

Employee expressly acknowledges that the Severance Payments above serves as adequate consideration for the Employee’s release of claims and other commitments set forth in this Separation Agreement.

3. General Release. In exchange for the mutual promises set forth in this Separation Agreement (including the Severance Payment outlined in Section 2 above), Employee, on behalf of Employee and Employee’s agents, heirs, administrators, executors, assignors, assigns and anyone acting or claiming to act on Employee’s or their joint or several behalf, does hereby irrevocably and unconditionally release and forever discharge the Company together with its parents, subsidiaries, affiliates, partners, joint venturers, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, board members, employees, shareholders, insurers and reinsurers, representatives, attorneys, assigns, employee benefit plans (and the trustees or other individuals affiliated with such plans) and other representatives, and anyone acting on their joint or several behalf, past, present, and future (collectively the “Released Parties”) of and from any and all claims, complaints, demands, costs, expenses, grievances, obligations, liabilities, actions and causes of action of whatever kind and character in law or in equity, whether known or unknown, through the date upon which Employee executes this Separation Agreement, including (but not limited to) any claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Age Discrimination in Employment Act (as more fully explained in Section 4 below), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, the Texas Payday Law, other provisions of the Texas Labor Code and any other applicable federal, tribal, state, or local constitutional, statutory or common law claims, including (but not limited to) any claims based upon implied or express contract, wages or benefits owed, covenants of fair dealing and good faith, wrongful discharge, negligence,

[2]	NTD: To be revised if reasonably required for updates in law between the date of the Plan and the employment termination date.

2103 CityWest Blvd. Building #4, Suite 800, Houston, TX 77042 • Office: (346) 241-3400 • Fax: (713) 278-8870

www.americanmidstream.com

assault, battery, public policy, intentional infliction of emotional distress, retaliation or defamation. It is the express intent of Employee to enter into this full and final release of any and all claims, whether known or unknown, against any of the Released Parties whatsoever through the date upon which Employee executes this Separation Agreement.

4. Release of Age Discrimination in Employment Claims. Employee understands that the release set forth in Section 3 includes a release of any claims the Employee may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., against any of the Released Parties that may have existed on or prior to the date upon which Employee executes this Separation Agreement. Employee understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Employee wishes to waive any and all claims under the ADEA that Employee may have against any of the Released Parties as of the date upon which Employee executes this Separation Agreement, and hereby waives such claims. Employee understands that any claims under the ADEA that may arise after the date this Separation Agreement is executed by Employee are not waived. Employee acknowledges that the Employee is receiving consideration for the waiver of any and all claims under the ADEA to which the Employee is not already entitled.

Employee, pursuant to and in compliance with the rights afforded the Employee under the Older Worker Benefit Protection Act: (a) is advised to consult with an attorney before executing this Separation Agreement; (b) has, at the Employee’s option, [twenty-one (21)] / [forty-five (45)] days to consider this Separation Agreement; (c) may revoke this Separation Agreement at any time within the seven (7) day period following Employee’s execution of this Separation Agreement (the “Revocation Period”); (d) is advised that this Separation Agreement shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that the Employee is not waiving claims that may arise after the date on which the Employee executes this Separation Agreement.

Employee may revoke this Separation Agreement by delivering a written notice of revocation to Christine Miller, Associate General Counsel, 200 Clarendon Street, 55th Floor, Boston, MA 02116 or by email at cmiller@arclightcapital.com. For this revocation to be effective, such written notice must be received by such person, at the address set forth above no later than the close of business on the seventh (7th) day after Employee signs this Separation Agreement. If this Separation Agreement is not revoked within the Revocation Period, this Separation Agreement will become effective and enforceable on the date immediately following the last day of Revocation Period (the “Effective Date”). Employee understands and acknowledges that if the Employee revokes this Separation Agreement within the Revocation Period, Employee will not receive the Severance Payment.

5. Exceptions to Release. Excluded from the release contained in Sections 3 and 4 are any claims that arise after the date that Employee signs this Separation Agreement and any other claims that cannot be waived by law, including (but not limited to) the right to file a charge with, or participate in, an investigation conducted by any government agency, such as the United States Department of Labor, the Equal Employment Opportunity Commission, or the National Labor Relations Board. Employee acknowledges, however, that the Employee is waiving the right to any monetary recovery or relief in connection with any charge or investigation or to file an individual or class action lawsuit against any Released Party. Employee and the Company acknowledge and agree that nothing in this Separation Agreement prevents Employee from instituting any action to challenge the validity of the release under the ADEA, to enforce the terms of this Separation Agreement, or from enforcing rights, if any, under ERISA to recover any vested retirement benefits.

2103 CityWest Blvd. Building #4, Suite 800, Houston, TX 77042 • Office: (346) 241-3400 • Fax: (713) 278-8870

www.americanmidstream.com

6. Return of Company Property. Employee affirms that the Employee has returned to the Company all property of the Company in Employee’s possession or control, including without limitation all records, electronic devices, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company, which records, files, documents and programs may constitute trade secrets and proprietary information belonging solely to the Company. Employee may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to the Company, as applicable, any and all rights, if any, that Employee may have in any such records, files, documents or programs.

7. Non-disparagement. Employee agrees that Employee will not disparage the Released Parties or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The foregoing shall not be violated by truthful statements in response to legal process, required government testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceeding).

8. No Admission of Wrongful Conduct. Employee hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Separation Agreement, neither the Company nor any of the other Released Parties is admitting any unlawful or otherwise wrongful conduct or liability to Employee or Employee’s heirs, executors, administrators, assigns, agents, or other representatives.

9. No Reemployment or Future Association. Employee hereby agrees that the Employee shall not seek reinstatement or reapply for future employment with the Company. If Employee seeks reinstatement or reapplies for employment in violation of this Section 10, the Company shall not incur any liability by virtue of its refusal to hire Employee or consider Employee for employment.

10. Taxes. The Company may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes that the Company determines it is legally required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Separation Agreement, the Company shall not be obligated to guarantee any particular tax result for Employee with respect to any payment provided to Employee hereunder, and Employee shall be solely responsible for any taxes imposed on Employee with respect to any such payment.

11. Governing Law. This Separation Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Texas, without regard to its conflict of law rules.

12. Forum Selection. Employee and the Company agree that the exclusive venue for any action arising from or relating to this Separation Agreement shall be in a court of competent jurisdiction in Harris, Texas. Employee submits to the personal jurisdiction of such courts; consents to service of process in connection with any action, suit or proceeding against Employee; and waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

13. No Waiver for Failure to Enforce. The failure by any party to this Separation Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Separation Agreement shall not be a waiver of such terms or conditions of this Separation Agreement or of such party’s right thereafter to enforce each and every term and condition of this Separation Agreement.

14. Severability. If any clause, sentence, provision, section or part of this Separation Agreement for any reason whatsoever be adjudged by any court of competent jurisdiction, or be held by any other competent authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall not affect, impair, or invalidate the remainder of this Separation Agreement, but shall be confined in its operation to the clause, sentence, provisions, section, or part of this Separation Agreement directly involved, and the remainder of this Separation Agreement shall remain in full force and effect.

2103 CityWest Blvd. Building #4, Suite 800, Houston, TX 77042 • Office: (346) 241-3400 • Fax: (713) 278-8870

www.americanmidstream.com

15. Entire Agreement. This Separation Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter herein. Except with regards to any other confidentiality, non-competition, special bonus payments under the Employee’s Employment Agreement, or other non-solicitation agreements entered into by Employee, which shall remain in full force and effect, or as otherwise provided herein, this Separation Agreement supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, and there are no other written or oral agreements, understandings, or arrangements. Any amendments, additions or other modifications to this Separation Agreement must be done in writing, signed by both parties.

16. Successors and Assigns. This Separation Agreement shall bind and inure to the benefit of and be enforceable by Employee and the Company and their respective heirs, executors, personal representatives, successors and assigns, except that Employee may not assign this Separation Agreement or any of the rights or obligations hereunder without the prior written consent of the Company. Any attempted assignment by Employee in violation of this Section 17 shall be void.

17. Voluntary Execution. Employee acknowledges that the Employee is executing this Separation Agreement voluntarily and of Employee’s own free will and that Employee fully understands and intends to be bound by the terms of this Separation Agreement. Further, Employee acknowledges that Employee has an opportunity to carefully review this Separation Agreement with the Employee’s attorney prior to executing it or warrants that the Employee chooses not to have their attorney review this Separation Agreement. Employee acknowledges that the Employee is responsible for any attorneys’ fees incurred in connection with the review of this Separation Agreement by the Employee’s attorneys.

18. Receipt of Separation Agreement. Employee received this Separation Agreement on or before May __, 2019. The Company’s offer to enter into this Separation Agreement expires on [Day/Date], 2019, which is [twenty-one (21)] / [forty-five (45)] days from the date of receipt.

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company certify that the Employee has read this Separation Agreement in its entirety and voluntarily executed it, as of the date set forth under their respective signatures.

EMPLOYEE	AMERICAN MIDSTREAM PARTNERS GP, LLC

By:
Eric T. Kalamaras	Name:
Title:
Date	Date

2103 CityWest Blvd. Building #4, Suite 800, Houston, TX 77042 • Office: (346) 241-3400 • Fax: (713) 278-8870

www.americanmidstream.com